UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SERVOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

PAUL L. SNYDER III

FOUNDERS SOFTWARE, INC.

BEAVER HOLLOW WELLNESS, LLC

KATHLEEN ANN SCHEFFER

CHRISTINE R. MARLOW

MICHAEL W. DOLPP

CHARLES C. ALFIERO

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 21, 2025, Paul L. Snyder III, Chief Executive Officer of Beaver Hollow Wellness, LLC, was quoted in the following article published by the Buffalo News.

Inside the fight for control of Servotronics

By Matt Glynn – Reporter, Buffalo News

February 21, 2025

A battle is brewing for control of Servotronics Inc., a longtime Elma-based manufacturer that has had its share of leadership upheaval over the past decade.

A dissident shareholder campaign aiming to win a majority on Servotronics' board involves some prominent Buffalo family names. Paul Snyder III, who is spearheading the effort, is Servotronics' largest individual shareholder, owning 15.2% of its shares. Charles "Chris" Alfiero, the son of prominent Buffalo executive Sal Alfiero who now oversees the family's business and charitable ventures, is one of the group's nominees for a board seat.

Snyder contends Servotronics has underperformed financially, is poorly led and has spurned his offers to help.

If Snyder's effort succeeds, it would usher in a new direction at the manufacturer of motion control equipment that was marked by leadership turmoil among its founding family, the Trboviches.

Snyder and his allies are trying to secure four seats on the five-member board. If they succeed, Snyder would become board chairman and an interim CEO would replace the current CEO, William Farrell Jr.

Snyder said he is determined to ensure that homegrown companies like Servotronics endure, for the sake of their employees and the Western New York economy.

"I'm passionate about this, because I cannot stand by and watch another story unfold that is a complete loss to this community, when I have a front row seat to try to change it," Snyder said.

Servotronics declined to comment on the Snyder-led campaign, citing the "quiet period" leading up to the filing of its annual report. But company officials have recently said they feel confident about Servotronics' trajectory.

The company has not yet announced the date of its annual meeting, during which shareholders will elect board members. In recent years, the meeting has been held in either May or June.

Servotronics did not disclose its current headcount. As of April 2024, the company reported having a workforce of over 250 employees.

Strong family ties

Nicholas Trbovich Sr. launched Servotronics in 1959. Even after going public in 1970, the business remained closely tied to the Trbovich family.

The company designs and makes servo controls and other components for a variety of applications, including for aircraft, jet engines, missiles and manufacturing equipment.

Over the past decade or so, Servotronics has made headlines for controversies involving the company's founding family.

Just over three years ago, Kenneth D. Trbovich resigned as CEO, following a company investigation into allegations that he forced male employees to visit brothels and strip clubs and "engage" with prostitutes while on business trips paid for by Servotronics and its subsidiaries. Trbovich was also accused of sexually harassing female contractors. The allegations, denied by an attorney for Trbovich, were made in a lawsuit filed by a then-employee of Servotronics.

Trbovich was placed on administrative leave before he resigned in December 2021 as president and CEO, and was removed as board chairman. His term on the board expired the following year.

Farrell, who worked at Moog Inc. for more than 30 years, was named CEO, and Christopher Marks, a partner in a wealth planning firm, was appointed chairman.

Back in 2012, one of the founder's sons, Nicholas Trbovich Jr., was ousted from the No. 2 position at the company. Kenneth Trbovich, his younger brother, was named to replace him in a decision that split the family.

An arbitrator two years later ruled that Nicholas Trbovich Jr.'s dismissal was “a sham” and “not justifiable," and awarded him a $5.4 million settlement.

The family feud lingered into 2017 when, following the death of Nicholas D. Trbovich Sr., Nicholas Jr.’s name was left out of the survivors in his father’s obituary and he was unable to attend calling hours at the funeral home, despite two court orders allowing it. He attended the funeral the following day without incident.

How Snyder got involved

Snyder in 2021 bought stock in Servotronics through Beaver Hollow Wellness, of which is he CEO. Snyder said he was looking for a local manufacturer to invest in, and was impressed by Servotronics' history as a homegrown, publicly traded company built on innovation.

He acquired the majority of his shares from the estate of Nicholas Trbovich Sr. and Kenneth Trbovich. But he insists the Trbovich family is playing no role in his campaign for change at Servotronics.

"I bought these shares from a family who cares deeply about the company," he said. "They sold me the shares because they want the company to survive. They're individually wealthy people – they didn't need to sell them."

Snyder said he sees greater potential for Servotronics, citing the success Moog Inc. and Taylor Devices have had in serving the aerospace industry.

Snyder said he was undeterred by the leadership upheaval at Servotronics when he invested. "We looked past those internal problems and made the investment," Snyder said.

The dissident group notified Servotronics on Jan. 9 that it was mounting its campaign to gain control of the board. Kathleen Ann Scheffer, the daughter of Nicholas Trbovich Sr. who owns a small stake in Servotronics individually and is listed in regulatory filings as part of the group, delivered the letter informing the company of the dissident's effort.

Snyder described Scheffer's involvement as a technical matter, meant to ensure the slate of nominees passed muster.

Snyder said his company was in the process of registering its shares in Servotronics; those were due to come on the day Snyder's effort was required to file its nomination of candidates. But due to the national day of mourning for President Jimmy Carter's funeral, the stock market – and the companies that handle such registrations – were closed that day.

Snyder said he asked Scheffer, whose shares were already registered, to deliver the letter, to head off any technical objections the company might later raise, he said.

Snyder said he is frustrated that Servotronics' leaders have rebuffed his overtures to help improve the company's financial results, interview board candidates he suggested or allow him to visit the company's Elma facilities.

And he said he was dismayed by how Servotronics handled the 2023 sale of a subsidiary, Ontario Knife.

Servotronics said Ontario Knife had generated losses over the previous decade, and sold the business for $2.1 million to a distributor based in Virginia. The deal spelled the end of Ontario Knife's operations in Franklinville.

A published report at the time of the deal said a Springville man was leading a group of investors who wanted to buy and keep Ontario Knife operating in the region.

"I'm all for people making money – I'm an entrepreneur," Snyder said. "But if you don't take into consideration the impact of your decisions on your own hometown, your own community – there's a word for that. It's called corporate stewardship."

Calling for change

As a businessman, Snyder has followed in the footsteps of his father, who is known for owning the Buffalo Braves, developing the Darien Lake amusement park and the downtown Hyatt hotel, among many other ventures.

Several years ago, Snyder was a prominent voice in calls for Bishop Richard Malone to resign. Snyder said his approach in his dealings with the Catholic Diocese of Buffalo was similar to what he is doing now with Servotronics: He tried achieving results privately at first, but went public when he felt he wasn't getting anywhere.

Along with Snyder and Alfiero, the other two candidates on the dissident slate are Christine Marlow, a business strategist and defense industry executive who lives in Texas, and Michael Dolpp, a retired business executive. Dolpp, whom Snyder described as a turnaround specialist, would become interim CEO if Snyder's effort succeeds.

In addition to Marks and Farrell, Servotronics' board consists of Karen Howard, who formerly worked for Kei Advisors and Columbus McKinnon; Brent Baird, an investor who served on M&T Bank's board for 37 years; and Evan Wax, managing member of a Connecticut-based investment advisory firm.

Servotronics faced challenges to its board from another shareholder, Star Equity Fund, in 2022 and 2023. The fund in both years ultimately withdrew its nominees, but in public statements criticized Servotronics' financial performance and claimed company officials were unwilling to consider its board nominees and were difficult to communicate with.

Snyder has created a website laying out a three-year strategic plan for the company, under the heading S.A.V.E. Servotronics, an acronym for shareholder value and action for employees.

His plan has received support from Harrison Kelly III, who resigned as Servotronics' chief operating officer last September, after only about nine months in that role. In a recent letter endorsing Snyder's effort, Kelly said he resigned as COO due to "differences in leadership priorities."

A stagnant stock

Servotronics' stock price has stagnated in recent years, trading about the same price now as it did in July 2016. Over that same period, the S&P 500 has nearly tripled.

The company has not yet released its fourth quarter and full-year 2024 financial results. Through the first nine months of 2024, the company reported a net loss of $251,000 from its continuing operations on sales of $35.1 million.

Servotornics recorded a $10.8 million net loss in 2023, the year it sold Ontario Knife; its net loss from continuing operations was $3.5 million. Servotronics recorded a net loss of $2.1 million in 2022, after posting a $2.6 million profit in 2021.

"Overall, demand for our products and services remains very strong and we are optimistic about the future of our business as the industry returns to growth," Farrell said in a statement last November.

Snyder criticized the amount of the bonuses, stock awards and other compensation that Servotronics' CEO and board members were awarded over the past three years, amid the company's losses. Farrell received $85,000 in incentive pay during 2023 and $331,000 in 2022.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Beaver Hollow Wellness, LLC, together with the other participants named herein (collectively, the “Group”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Servotronics, Inc., a Delaware corporation (the “Company”).

THE GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Beaver Hollow Wellness, LLC, Founders Software, Inc., Paul L. Snyder, III, Kathleen Scheffer Christine R. Marlow, Michael W. Dolpp and Charles C. Alfiero.

As of the date hereof, Beaver Hollow Wellness, LLC beneficially owns directly 388,745 shares of common stock, par value $0.20 per share, of the Company (the “Common Stock”). Founders Software, Inc., as a member of, and holder of approximately 92 percent of the issued and outstanding membership interest of Beaver Hollow Wellness, LLC, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. Paul L. Snyder III, as the indirect, majority shareholder and Chairman of the Board of Directors of Founders Software, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. As of the date hereof, Kathleeen Ann Scheffer beneficially owns directly 2,173 shares of Common Stock. As of the date hereof, none of Christine R. Marlow, Michael W. Dolpp or Charles C. Alfiero beneficially owns any Common Stock.